                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               _________________

                                 SCHEDULE 13G

                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
           and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)


                               (Amendment No. 4)

                            SS&C Technologies, Inc.
                            -----------------------
                               (Name of Issuer)

                    Common Stock, $.01 par value per share
                    --------------------------------------
                        (Title of Class of Securities)

                                  85227Q 10 0
                                --------------
                                (CUSIP Number)

                               December 31, 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)

      [_]  Rule 13d-1(c)

      [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 85227Q 10 0            SCHEDULE 13G                        Page 2 of 6
---------------------                                                -----------

________________________________________________________________________________
1.  Name of Reporting Person

    William C. Stone

    I.R.S. Identification Number of Above Person (Entities Only)

    Not Applicable
________________________________________________________________________________
2.  Check the Appropriate Box if a Member of a Group

    Not Applicable
________________________________________________________________________________
3.  SEC Use Only
________________________________________________________________________________

4.  Citizenship or Place of Organization

    United States of America
________________________________________________________________________________

    Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power

    4,579,220 shares
________________________________________________________________________________
6.  Shared Voting Power

    0 shares
________________________________________________________________________________
7.  Sole Dispositive Power

    4,579,220 shares
________________________________________________________________________________
8.  Shared Dispositive Power

    0 shares
________________________________________________________________________________
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CUSIP No. 85227Q 10 0            SCHEDULE 13G                        Page 3 of 6
---------------------                                                -----------

________________________________________________________________________________
9.  Aggregate Amount Beneficially Owned by Reporting Person

    4,579,220 shares
________________________________________________________________________________
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares

    Not Applicable
________________________________________________________________________________
11. Percent of Class Represented by Amount in Row 9

    28.4%
________________________________________________________________________________
12. Type of Reporting Person

    IN
________________________________________________________________________________
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---------------------                                                -----------
CUSIP No. 85227Q 10 0            SCHEDULE 13G                        Page 4 of 6
---------------------                                                -----------


Item 1(a).  Name of Issuer:
            --------------

            SS&C Technologies, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            80 Lamberton Road
            Windsor, CT  06095

Item 2(a).  Name of Person Filing:
            ---------------------

            William C. Stone

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------

            c/o SS&C Technologies, Inc.
            80 Lamberton Road
            Windsor, CT  06095

Item 2(c).  Citizenship:
            -----------

            United States of America

Item 2(d).  Title of Class of Securities:
            ----------------------------

            Common Stock, $.01 par value per share

Item 2(e).  CUSIP Number:
            ------------

            85227Q 10 0

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         --------------------------------------------------------------------
         (c), Check Whether the Person Filing is a:
         -----------------------------------------

         Not Applicable

Item 4.  Ownership:
         ----------

         (a)  Amount Beneficially Owned: 4,579,220 shares

         (b)  Percent of Class:  28.4%
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---------------------                                                -----------
CUSIP No. 85227Q 10 0            SCHEDULE 13G                        Page 5 of 6
---------------------                                                -----------


         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 4,579,220 shares

              (ii)  shared power to vote or to direct the vote: 0 shares

              (iii) sole power to dispose or to direct the disposition of:
                      4,579,220 shares

              (iv)  shared power to dispose or to direct the disposition of:
                      0 shares

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

         Not Applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

         Not Applicable

Item 7.  Identification and Classification of the Subsidiary which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company:
         --------------------------------------------------------

         Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

         Not Applicable

Item 9.  Notice of Dissolution of Group:
         ------------------------------

         Not Applicable

Item 10. Certification:
         --------------

         Not Applicable
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---------------------                                                -----------
CUSIP No. 85227Q 10 0            SCHEDULE 13G                        Page 6 of 6
---------------------                                                -----------



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       /s/ William C. Stone
                                     ------------------------
Date:  February 10, 2000                 William C. Stone